Joint Filing Agreement
                      ______________________

     Ann L. Sullivan and Thomas P. Sullivan hereby agree to file a joint statement on Schedule 13D under the Security and Exchange Act of 1934 in connection with their beneficial ownership of the Common Stock of Perma-Fix Environmental Services, Inc.

     Ann L. Sullivan hereby authorizes Thomas P. Sullivan, in accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended ("1934 Act"), to file, on behalf of Ann L. Sullivan, any statement required to be signed by her on Schedule 13D pursuant to Rule 13d-1 under the 1934 Act and any amendment thereto pursuant to Rule 13d-2 under the 1934 Act.

     Ann L. Sullivan represents that she is individually eligible to use Schedule 13D, and acknowledges her responsibility for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning her contained therein. However, Ann L. Sullivan is not responsible for the completeness or accuracy of the information concerning the other persons making the filing on Schedule 13D unless Ann L. Sullivan knows or has reason to believe that such information is inaccurate.

     Date:     June 11, 1999


                                           /s/ Ann L. Sullivan
                                         _________________________
                                         Ann L. Sullivan


                                           /s/ Thomas P. Sullivan
                                         _________________________
                                         Thomas P. Sullivan